CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amended Form 10-K of our report dated March 15, 2007 relating to the financial statements of Magnegas Corporation (formerly known as 4307, Inc.). We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

Gately & Associates, LLC
Certified Public Accountants
Altamonte Springs, FL

August 11, 2008